As filed with the Securities and Exchange Commission on December 3, 2001
Registration Statement No. 333-69182

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

ON FORM S-3
TO REGISTRATION STATEMENT
ON FORM S-4
Under
THE SECURITIES ACT OF 1933

SOLECTRON CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2447045 (I.R.S. Employer Identification Number)

777 Gibraltar Drive

Milpitas, California 95035
(Address of principal executive offices)

Kiran Patel

Executive Vice President and
Chief Financial Officer
Solectron Corporation
777 Gibraltar Drive
Milpitas, California 95035
(408) 957-8500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Steven E. Bochner, Esq.

Steve L. Camahort, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

      Calculation of Registration Fee: The filing fee with respect to the issuance of 153,153,170 shares of common stock registered hereunder has previously been paid in connection with the Registrant’s Registration Statement on Form S-4 (File No. 333-69182) (the “S-4 Registration Statement”). The S-4 Registration Statement was declared effective by the Commission on October 19, 2001.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      This registration statement registers the issuance of shares of common stock of the Registrant issuable from time to time following the consummation of the combination of the Registrant with C-MAC Industries Inc., upon the exchange of exchangeable shares of Solectron Global Services Canada Inc., an indirect subsidiary of the Registrant. The Registrant is filing this Post-Effective Amendment No. 2 to amend and restate in its entirety its Registration Statement on Form S-4 (effective October 19, 2001) to a Registration Statement on Form S-3 in order to maintain an effective registration statement until such time as all the exchangeable shares have been exchanged for shares of the Registrant’s common stock. After consummation of the combination, each exchangeable share is exchangeable for one share of common stock of the Registrant, subject to earlier redemption in certain circumstances. See the section captioned “Description of Exchangeable Shares” in the proxy statement/prospectus for the combination, that forms part of the S-4 Registration Statement. On November 28, 2001, the Registrant’s stockholders approved the issuance of the Registrant’s common stock in connection with the combination with C-MAC and on November 28, 2001, C-MAC’s securityholders approved the plan of arrangement giving effect to the combination with the Registrant.

52,494,493 shares of common stock

        The shares of common stock offered by this prospectus will be issued upon exchange of exchangeable shares of Solectron Global Services Canada Inc., an indirect Canadian subsidiary of ours, which we refer to in this document as Solectron Global Services Canada, that were issued in connection with our combination with C-MAC Industries Inc. We will not receive any cash proceeds from the issuance of these shares. We have agreed to bear the expenses of registration of the issuance of shares pursuant to this prospectus.

      If you currently hold exchangeable shares of Solectron Global Services Canada, you may exchange your exchangeable shares for shares of our common stock at any time. When you exchange your exchangeable shares for shares of our common stock, you will receive one share of our common stock for each exchangeable share.

      To exchange your exchangeable shares for shares of our common stock, you will need to complete a retraction notice. You will need to deliver a retraction notice, together with the certificates representing your exchangeable shares, to Solectron Global Services Canada’s transfer agent at the following address: National Bank Trust, Inc. (formerly General Trust of Canada), 1100 University Street, 9th Floor, Montreal, Québec, Canada H3B 2G7.

      Solectron Global Services Canada also has the right to redeem the exchangeable shares for Solectron common stock at any time on or after the seventh anniversary of the effective date of the arrangement, or at any time if there are less than a certain number of exchangeable shares outstanding, or under certain other circumstances described in this prospectus. In this prospectus, we use the word “exchange” to refer to (1) a retraction by an exchangeable shareholder, (2) a redemption by Solectron Global Services Canada, and (3) the exchange of exchangeable shares for shares of our common stock by us or 3942163 Canada Inc., another of our Canadian subsidiaries.

      Our common stock is traded on the New York Stock Exchange under the symbol “SLR.” The last reported sale price on November 30, 2001 was $14.70 per share.

      The common stock may be sold in transactions on the New York Stock Exchange at market prices then prevailing, in negotiated transactions or otherwise.

THIS OFFERING INVOLVES MATERIAL RISKS.

SEE “RISK FACTORS” BEGINNING ON PAGE 4.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 3, 2001

QUESTIONS AND ANSWERS ABOUT THIS OFFERING
SOLECTRON CORPORATION
RECENT DEVELOPMENTS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
Risks Related to the Exchange of Exchangeable Shares
Risks Related to Operations
USE OF PROCEEDS
DESCRIPTION OF OUR CAPITAL STOCK
Preferred Stock
Series A Participating Preferred Stock and Rights Agreement
Series B Preferred Stock -- Special Voting Share
Common Stock
Delaware General Corporation Law Section 203
PLAN OF DISTRIBUTION
Exchangeable Shares
How We Will Issue Our Common Stock to You
Support Agreement
Withholding
INCOME TAX CONSIDERATIONS
Canadian Federal Income Tax Considerations
United States Federal Income Tax Consequences to Non-U.S. Holders
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
EXHIBIT 23.1
EXHIBIT 4.1
EXHIBIT 5.1
EXHIBIT 9.1
Exhibit 23.1

Questions and Answers About This Offering	ii

Solectron Corporation	1

Recent Developments	2

Special Note Regarding Forward-Looking Statements	3

Risk Factors	4

Risks Related to the Exchange of Exchangeable Shares	4

Risks Related to Operations	4

Use of Proceeds	13

Description of Our Capital Stock	13

Preferred Stock	13

Series A Participating Preferred Stock and Rights Agreement	14

Series B Preferred Stock — Special Voting Share	16

Common Stock	16

Delaware General Corporation Law Section 203	17

Plan of Distribution	18

Exchangeable Shares	18

How We Will Issue Our Common Stock to You	18

Support Agreement	22

Withholding	22

Income Tax Considerations	22

Canadian Federal Income Tax Considerations	22

United States Federal Income Tax Consequences to Non-U.S Holders	28

Legal Matters	30

Experts	30

Incorporation of Certain Documents by Reference	30

Where You Can Find More Information	31

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

Q.     What is the purpose of this offering?

A.	The purpose of this offering is to register the issuance of shares of Solectron common stock to be received by holders of exchangeable shares of Solectron Global Services Canada, an indirect subsidiary of ours, upon the exchange of the exchangeable shares (referred to in this prospectus as “exchangeable shares”). The exchangeable shares were issued to certain Canadian resident shareholders of C-MAC Industries Inc. in connection with our combination with C-MAC by way of an arrangement pursuant to Section 192 of the Canada Business Corporations Act (the “arrangement”) effected on December 3, 2001.

Q.     Is Solectron required to issue these shares of Solectron common stock?

A.	Yes. Under the terms of the exchangeable shares and the related ancillary agreements between us and C-MAC governing the rights and restrictions attaching to the exchangeable shares, the exchangeable shares are exchangeable on a one-for-one basis for shares of our common stock.

Q.	What are the consequences of exchanging my exchangeable shares?

A.	Exchangeable shares are securities of Solectron Global Services Canada that (together with certain ancillary rights) are substantially economically equivalent to shares of our common stock. Upon exchange of your exchangeable shares, which are traded on The Toronto Stock Exchange (the “TSE”), you will receive shares of our common stock, which are traded on the New York Stock Exchange (the “NYSE”). See “Description of our Capital Stock”.

For Canadian federal income tax purposes, the exchange of exchangeable shares for shares of Solectron common stock (other than on a retraction or redemption of exchangeable shares) generally will trigger a capital gain (or loss) to the extent the proceeds of disposition, net of reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the exchangeable shares. See “Income Tax Considerations — Canadian Federal Income Tax Considerations”.

For U.S. federal income tax purposes, the exchange of exchangeable shares for shares of Solectron common stock generally will not be a taxable event, except in the case of holders of exchangeable shares who are U.S. residents or are otherwise subject to U.S. tax. See “Income Tax Considerations — United States Federal Income Tax Consequences to Non-U.S. Holders”.

Q.     How do I exchange my exchangeable shares?

A.	If you wish to exchange your exchangeable shares for shares of our common stock, you will need to complete a retraction notice. A form of retraction notice was included on pages C-34 and C-35 of the Solectron prospectus/ C-MAC management information circular dated October 19, 2001 and October 20, 2001, respectively, that was mailed to Solectron stockholders and C-MAC securityholders in connection with the Solectron and C-MAC special meetings relating to the combination of Solectron and C-MAC and also appears on the back of the share certificates representing exchangeable shares. A retraction notice is also available upon request from Solectron Global Services Canada’s transfer agent, National Bank Trust, Inc., at 1-800-341-1419 or (514) 871-7171. You will need to deliver a retraction notice, together with the certificates representing your exchangeable shares and any other required documentation, to the following address: National Bank Trust, Inc., 1100 University Street, 9th Floor, Montreal, Québec, Canada H3B 2G7.

Q.	How long do I have to exchange my exchangeable shares for shares of Solectron common stock?

A.	You can exchange your exchangeable shares at any time or continue to hold them, subject to redemption and call rights held by us and certain of our Canadian subsidiaries as described hereafter. The board of directors of Solectron Global Services Canada has the right to redeem all remaining outstanding exchangeable shares, if any, other than those held by us or our affiliates, any time on or after the seventh anniversary of the effective date of the arrangement, and, in some circumstances, at an earlier date. See “Plan of Distribution — How We Will Issue Our Common Stock to You — Solectron Global Services Canada May Redeem Your Exchangeable Shares”. In addition, under certain circumstances, 3942163

ii

Canada Inc. (another of our Canadian subsidiaries referred to in this prospectus as “Callco”) has the right to purchase your exchangeable shares. See “Plan of Distribution — How We Will Issue Our Common Stock to You”.

You should also note that we have an obligation to purchase your exchangeable shares in the event of our liquidation and may have an obligation to purchase your exchangeable shares in the event of the insolvency of Solectron Global Services Canada. See “Plan of Distribution — How We Will Issue Our Common Stock to You — Liquidation of Solectron” and “— How We Will Issue Our Common Stock to You — Insolvency of Solectron Global Services Canada”.

Q.	Can I sell my exchangeable shares instead of exchanging them for Solectron common stock?

A.	Yes. You may sell your exchangeable shares. The exchangeable shares are listed on The Toronto Stock Exchange under the symbol “SCT”.

iii

SOLECTRON CORPORATION

777 Gibraltar Drive
Milpitas, California 95035
(408) 957-8500

www.solectron.com

      We provide electronics manufacturing services to original equipment manufacturers (OEMs) who design and sell networking equipment, mobile and land based telecommunications equipment, computing equipment, including workstations, notebooks, desktops and peripherals, and other electronic equipment. These OEMs include Cisco Systems, Inc. (Cisco), Compaq Computer Corporation (Compaq), Ericsson Telecom AB (Ericsson), Hewlett-Packard Company (HP), International Business Machines Corporation (IBM), Nortel Networks Limited (Nortel) and Apple Computer Inc. (Apple). These companies contract with us to build their products for them or to obtain other related services from us.

      We furnish integrated supply-chain solutions that span the entire product life-cycle from technology solutions, to manufacturing and operations, to global services. Our range of services includes:

•	advanced building block design solutions;

•	product design and manufacturing;

•	new product introduction management;

•	materials purchasing and management;

•	prototyping;

•	printed circuit board assembly (the process of placing components on an electrical printed circuit board that controls the processing functions of a personal computer or other electronic equipment);

•	system assembly (for example, building complete systems such as mobile telephones and testing them to ensure functionality);

•	distribution;

•	product repair; and

•	warranty services.

      Providing these services to our customers allows them to remain competitive by focusing on their core competencies of sales, marketing, and research and development. We have manufacturing facilities in the Americas, Europe and Asia/ Pacific. This geographic presence gives our customers access to manufacturing services in the locations close to their expanding markets for faster product delivery.

      Solectron was originally incorporated in California in August 1977. In February 1997, Solectron was reincorporated in Delaware. Our principal executive offices are located at 777 Gibraltar Drive, Milpitas, California 95035. Our telephone number is (408) 957-8500 and our Internet address is www.solectron.com.

RECENT DEVELOPMENTS

      On June 24, 2001 we announced that we had completed the acquisition of Singapore Shinei Sangyo Pte Ltd. (“Shinei”), a privately held manufacturer and designer of enclosures for electronics products. Shinei, which will be renamed Shinei International, will be an independently operated subsidiary within our newly formed Power, Packaging and Cooling unit, and continues to market its services to other companies separately. The acquisition of Shinei will bring to us a global company providing customer-focused solutions for metal stamping, contract manufacturing and ODM assembly with full product-design capabilities.

      On July 2, 2001, we filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission pursuant to Rule 415 under the United States Securities Act of 1933, as amended, pursuant to which we may, from time to time, offer our debt securities, and shares of our common stock and preferred stock, which together have an aggregate initial public offering price of up to $3.0 billion. The securities may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in the prospectus contained in the registration statement, and in one or more supplements to the prospectus, and may only be offered pursuant thereto.

      We anticipate that the universal shelf registration statement should provide flexibility and efficiency in accessing the public securities markets should we decide to offer any securities covered by the registration statement for sale to the public in the future, although we have no immediate plans to do so. We anticipate using the net proceeds of any eventual offerings under the registration statement to fund the expansion of our operations to meet demand, for general corporate purposes, or to finance the acquisition of assets or businesses.

      On July 2, 2001, we announced that our board of directors approved the adoption of a stockholder rights plan on June 29, 2001. Under the plan, we issued a dividend of one right for each share of our common stock, par value of $0.001 per share, held by stockholders of record at the close of business July 30, 2001.

      On August 9, 2001, we announced that we had entered into an agreement to acquire all of the outstanding shares of C-MAC. We believe that the C-MAC transaction will enable the combined company to become a diversified designer and manufacturer of integrated electronic manufacturing solutions that can benefit from complementary high-end technology capabilities, selected vertical integration and improved access to growth opportunities.

      On August 21, 2001, we announced that we had signed a definitive agreement to acquire Iphotonics, Inc., a provider of core optical services. We completed this transaction on October 16, 2001.

      On August 27, 2001, we announced that Kiran Patel joined Solectron. Mr. Patel has been our Chief Financial Officer since September 1, 2001, and was promoted from Senior Vice President to Executive Vice President on September 19, 2001. Concurrent with this announcement, we announced that Susan Wang, our Chief Financial Officer at the time of the announcement, would become Executive Vice President of Corporate Development of Solectron.

      On September 17, 2001, we announced that our board of directors had authorized a $200 million stock repurchase program under which we may repurchase shares of our common stock in the open market. Under the program, we may repurchase our common stock in the open market beginning the first day that the New York Stock Exchange reopened following the tragic events of September 11, 2001 and from time to time thereafter. As of October 31, 2001, we had repurchased 442,200 of our shares at an approximate cost to us of $4,467,388 under the stock repurchase program.

      In a press release on September 17, 2001, we released our year-end results, reporting sales of $18.7 billion for fiscal year 2001, compared with $14.1 billion in fiscal year 2000, and a net loss of $123.5 million, compared with net income of $497.2 million in fiscal year 2000.

      On September 25, 2001, we announced that we had signed a definitive agreement to acquire Stream International, a global customer relationship management outsourcing and support services provider for technology companies. The acquisition is expected to provide us with increased customer service and technical support capabilities. The transaction closed on October 26, 2001.

      At various dates through October 30, 2001, we purchased certain zero coupon convertible senior notes due in 2019, with an aggregate face value of $412,000,000 million, and a fair value of $206,596,250.

      In a press release on November 5, 2001, C-MAC released its third quarter results, which were in line with its warning released on October 22, 2001 related to third quarter results. C-MAC’s third quarter revenue was Cdn$419 million compared to its October 22, 2001 projection of between Cdn$415 – Cdn$420 million, and its third quarter loss was Cdn$0.22 per share compared to its October 22, 2001 projected loss of between Cdn$0.20 – Cdn$0.25 per share.

      On December 3, 2001, we completed the combination with C-MAC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the registration statement of which it is a part contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, business plans such as the integration of acquisitions and the potential effects of our board of director’s adoption of the stockholder rights plan. We intend that these forward-looking statements be subject to the safe harbors created by those provisions. These forward-looking statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes to differ materially. These statements are generally accompanied by words like “intend,” “anticipate,” “believe,” “estimate,” “expect,” or similar statements. These risks and uncertainties, which in some instances are beyond our control, include: global economic slowdown and declining customer demand and our ability to integrate acquired businesses successfully, risks associated with the cyclical nature of the electronics industry, the requirement to continue to reduce the cost of our products, the competitiveness of our industry, an increase in the cost of our raw materials and the ability to integrate the operations of Shinei, C-MAC and our other acquisitions effectively. For more information about risks and uncertainties see “Risk Factors” in the next section. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our company or any other person that the future events, plans or expectations contemplated by our company will be achieved. Furthermore, past performance in operations and share price are not necessarily indicative of future performance. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Risks Related to the Exchange of Exchangeable Shares

     The exchange of exchangeable shares for shares of our common stock is generally a taxable event.

      The exchange of exchangeable shares for shares of our common stock is generally a taxable event in Canada (under current law). A holder’s tax consequences can vary depending on a number of factors, including:

•	the holder’s tax basis of its exchangeable shares;

•	the method of the exchange (exchange by us or Callco or redemption by Solectron Global Services Canada); and

•	changes in tax law between the date of the arrangement and the time of the exchange.

See “Income Tax Considerations — Canadian Federal Income Tax Considerations”.

     There are differences in Canadian and U.S. trading markets.

      The exchangeable shares are listed on the TSE. Our common stock is listed on the NYSE. We have agreed that the shares of our common stock issued pursuant to the arrangement and issuable from time to time in exchange for the exchangeable shares will be listed on the NYSE. There is no current intention to list the exchangeable shares or our common stock on any other stock exchange in Canada or the United States. As a result of the foregoing, the price at which the exchangeable shares trade is based upon the market for such shares on the TSE and the price at which the shares of our common stock trade is based upon the market for such shares on the NYSE. Although we believe that the market price of the exchangeable shares on the TSE and the market price of our common stock on the NYSE should reflect essentially equivalent values, there can be no assurances that the market price of our common stock is or will be equivalent, or even similar, to the market price of the exchangeable shares.

     Shares of our common stock will be foreign property for certain stockholders under Canadian tax law.

      So long as the exchangeable shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE), and Solectron Global Services Canada maintains a substantial Canadian presence within the meaning of subsection 206(1.1) of the Income Tax Act (Canada), the exchangeable shares (and related exchangeable share rights) will not be foreign property under the Income Tax Act (Canada), as amended, for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans, for registered pension plans or for certain other persons to whom Part XI of the Income Tax Act (Canada), as amended, is applicable. Shares of our common stock will, however, be foreign property for these plans or persons.

     Exchangeable shareholders who request to exchange such shares for shares of our common stock will not receive the shares of our common stock for 10 to 15 business days from the date that they request such an exchange.

      Exchangeable shareholders who request to receive shares of our common stock in exchange for their exchangeable shares will not receive shares of our common stock for 10 to 15 business days after the applicable request. During this 10 to 15 business day period, the market price of our common stock may increase or decrease. Any such increase or decrease would affect the value of the consideration to be received by the holder of exchangeable shares on the effective date of exchange.

Risks Related to Operations

     We may not achieve the benefits we expect from the C-MAC transaction, in which case the C-MAC transaction could have a material adverse effect on the combined company’s business, financial condition and operating results.

      If the benefits of the C-MAC transaction do not exceed the costs associated with the transaction, including any dilution to our stockholders resulting from the issuance of shares in connection with the transaction, our financial results, including earnings per share, could be adversely affected. We will need to overcome significant issues in order to realize any benefits or synergies from the transaction, including the timely, efficient and successful execution of a number of post-transaction events. Key events include:

•	integrating the operations of the two companies;

•	retaining and assimilating the key personnel of each company;

•	selling the existing services of each company to the other company’s customers;

•	retaining the existing customers and strategic partners of each company;

•	developing new services that utilize the assets of both companies; and

•	maintaining uniform standards, controls, procedures and policies.

      The execution of these post-transaction events will involve considerable risks and may not be successful. These risks include:

•	the potential disruption of the combined company’s ongoing business and distraction of its management;

•	the difficulty of incorporating technology and rights into the combined company’s products and services;

•	unanticipated expenses related to technology integration;

•	the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

•	potential unknown liabilities associated with the acquired business.

      The combined company may not succeed in addressing these risks or any other problems encountered in connection with the transaction. There can be no assurance that we will successfully integrate our businesses, operations or product lines with those of C-MAC, or that we will realize any of the anticipated benefits of the transaction. Additionally, we can give no assurance that the growth rate of the combined company will equal the growth rate that has been experienced by us or C-MAC in the past.

     We are exposed to general economic conditions, which could have a material adverse impact on our business, operating results and financial condition.

      As a result of recent unfavorable economic conditions and reduced capital spending, our sales declined in the second half of fiscal 2001 compared to the first half of fiscal 2001. In particular, sales to OEMs, in the telecommunications, workstation and server equipment manufacturing industry worldwide were impacted during the second half of fiscal 2001. If the economic conditions in the United States worsen we may experience a material adverse impact on our business, operating results and financial condition.

     We have significant debt leverage and debt service obligations; if we are unable to service these debt obligations, our business, operating results and financial condition could be materially adversely impacted.

      Our ratio of earnings to fixed charges for fiscal 2001 was 0.23x as compared to 8.38x for fiscal 2000. This decline in the ratio is primarily due to interest expense growing at a greater rate than income during fiscal 2001.

      The degree to which we may be leveraged could materially and adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

      We will require substantial amounts of cash to fund scheduled payments of principal and interest on our outstanding indebtedness, as well as future capital expenditures and any increased working capital requirements. If we are unable to meet our cash requirements out of cash flow from operations, there can be no assurance that we will be able to obtain alternative financing, that any such financing would be on favorable terms, or that we will be permitted to do so under the terms of our existing financing arrangements, or our financing arrangements in effect in the future. In the absence of such financing, our ability to respond to changing business and economic conditions, to make future acquisitions, to experience adverse operating results or to fund required capital expenditures or increased working capital requirements may be adversely affected.

     Most of our net sales comes from a small number of customers; if we lose any of these customers, our net sales could decline significantly.

      Most of our annual net sales come from a small number of our customers. Our ten largest customers accounted for approximately 70% of net sales in fiscal 2001, and approximately 72% and 74% of net sales in fiscal 2000 and 1999, respectively. Since we are dependent upon continued net sales from our ten largest customers, any material delay, cancellation or reduction of orders from these or other major customers could cause our net sales to decline significantly. Some of these customers individually account for more than ten percent of our annual net sales. We cannot guarantee that we will be able to retain any of our ten largest customers or any other accounts. In addition, our customers may materially reduce the level of services ordered from us at any time. This could cause a significant decline in our net sales, and we may not be able to reduce the accompanying expenses at the same time. Moreover, our business, financial condition and results of operations will continue to depend significantly on our ability to obtain orders from new customers, as well as on the financial condition and success of our customers. Therefore, any adverse factors affecting any of our customers or their customers could have a material adverse effect on our business, financial condition and results of operations.

     Our long-term contracts do not include minimum purchase requirements.

      Although we have long-term contracts with a few of our top ten customers, including Ericsson, IBM and Nortel, under which these customers are obligated to obtain services from us, only Nortel is obligated to purchase any minimum amount of services. As a result, we cannot guarantee that we will receive any net sales from these contracts. In addition, these customers with whom we have long-term contracts may materially reduce the level of services ordered at any time. This could cause a significant decline in our net sales, and we may not be able to reduce our accompanying expenses at the same time.

     Possible fluctuation of operating results from quarter to quarter could affect the market price of our securities.

      Our quarterly earnings may fluctuate in the future due to a number of factors including the following:

•	differences in the profitability of the types of manufacturing services we provide. For example, high-velocity and low-complexity PCB, and systems assembly services have lower gross margins than low-volume/ complexity PCB and systems assembly services;

•	our ability to maximize the use of our equipment and facilities is dependent on the duration of the production run time for each job and customer;

•	the amount of automation we can use in the manufacturing process for cost reduction varies, depending upon the complexity of the product being made;

•	our ability to optimize the ordering of inventory as to timing and amount to avoid holding inventory in excess of immediate production needs;

•	fluctuations in demand for our services or the products being manufactured;

•	fluctuations in the availability and pricing of components;

      • timing of expenditures in anticipation of increased sales;

      • cyclicality in our target markets; and

      • expenses associated with acquisitions.

Therefore, our operating results in the future could be below the expectations of securities analysts and investors. If this occurs, the market price of our securities could be harmed.

     We depend upon the electronics industry, which continually produces technologically advanced products with short life cycles; our inability continually to manufacture such products in a cost effective manner would harm our business, financial condition and results of operations.

      Most of our net sales are to companies in the electronics industry, which is subject to rapid technological change and product obsolescence. If our customers are unable to create products that keep pace with the changing technological environment, our customers’ products could become obsolete, and the demand for our services could decline significantly. If we are unable to offer technologically advanced, cost-effective, quick-response manufacturing services to customers, demand for our services would also decline. In addition, a substantial portion of our net sales is derived from our ability to offer complete service solutions for our customers. For example, if we fail to maintain high-quality design and engineering services, our net sales would significantly decline.

      For our technology solutions business, we have experienced, and may in the future experience, delays from time to time in the development and introduction of new products. Moreover, we cannot ensure that we will be successful in selecting, developing, manufacturing and marketing new products or enhancements. We cannot ensure that defects or errors will not be found in our products after commencement of commercial shipments, which could delay the market acceptance of those products. The inability to introduce new products or enhancements could harm our business, financial condition and results of operations.

     We depend on a limited or sole source of suppliers for critical components. The inability to obtain sufficient components as required would cause harm to our business.

      We are dependent on certain suppliers, including limited and sole source suppliers, to provide key components used in our products. We have experienced and may continue to experience delays in component deliveries, which could cause delays in product shipments and require the redesign of certain products. Also, for our technology solutions business, we depend on certain limited or sole source suppliers for critical components used for our memory module, communications card and embedded computer products. The electronics industry has experienced in the past, and may experience in the future, shortages in semiconductor devices, including DRAM, SRAM, flash memory, tantalum capacitors and other commodities that may be caused by such conditions as overall market demand surges or supplier production capacity constraints. Except for certain commodity parts, we generally have no written agreements with our suppliers. We cannot give any assurance that we will receive adequate component supplies on a timely basis in the future. The inability to continue to obtain sufficient components as required, or to develop alternative sources as required, could cause delays, disruptions or reductions in product shipments or require product redesigns, which could damage relationships with current or prospective customers, thereby causing harm to our business.

     We potentially bear the risk of price increases associated with potential shortages in the availability of electronics components.

      At various times, there have been shortages of components in the electronics industry. One of the services that we perform for many customers is purchasing electronics components used in the manufacturing of the customers’ products. As a result of this service, we potentially bear the risk of price increases for these components if we are unable to purchase components at the pricing level anticipated to support the margins assumed in our agreements with our customers.

     Our net sales could decline if our competitors provide comparable manufacturing services and improved products at a lower cost.

      We compete with different contract manufacturers, depending on the type of service we provide or the location of our operations. The memory module, communications card and embedded computer subsystem industries are also intensely competitive. Competitors may have greater manufacturing, financial, research and development and/or marketing resources than us. In addition, we may not be able to offer prices as low as some of our competitors because those competitors may have lower cost structures as a result of their geographic location or the services they provide. Our inability to provide comparable or better manufacturing services at a lower cost than our competitors could cause our net sales to decline. We also expect our competitors to continue to improve the performance of their current products or services, to reduce their current products or service sales prices and to introduce new products or services that may offer greater performance and improved pricing. Any of these could cause a decline in sales, loss of market acceptance of our products or services, or profit margin compression.

              We depend on the memory module product market.

      Most of our technology solutions net sales is derived from memory modular products. The market for these products is characterized by frequent transitions in which products rapidly incorporate new features and performance standards. A failure to develop products with required feature sets or performance standards or a delay as short as a few months in bringing a new product to market could reduce our net sales which may have a material adverse effect on our business, financial condition and results of operations. In addition, the market for semiconductor memory devices has been cyclical. The industry has experienced significant economic downturns at various times, characterized by diminished product demand, excess production, and accelerated erosion of average selling prices. In the past, there have been significant declines in the prices for DRAM, SRAM and flash memory. Similar occurrences in the future would reduce our profit.

              We depend on the continuing trend of OEMs to outsource.

      A substantial factor in our revenue growth is attributable to the transfer of manufacturing and supply base management activities from our OEM customers. Future growth depends partially on new outsourcing opportunities. To the extent that these opportunities are not available, our future growth would be unfavorably impacted. These outsourcing opportunities may include the transfer of assets such as facilities, equipment and inventory.

     If we are unable to manage our rapid growth and cost effectively assimilate new operations, our profitability could decline.

      We have experienced rapid growth over many years. Our historical growth may not continue. In recent years we have established operations throughout the world. For example, in fiscal 1998, we opened offices in Taipei, Taiwan and Norrkoping and Stockholm, Sweden and commenced manufacturing operations in Guadalajara, Mexico; Suzhou, China; and Timisoara, Romania. Also in fiscal 1998, we acquired facilities in Sao Paulo, Brazil and Dublin, Ireland. Furthermore, through acquisitions in fiscal 1998 and 1999, we added facilities in Columbia, South Carolina and Memphis, Tennessee and enhanced our capabilities in Charlotte, North Carolina; Austin, Texas; and Milpitas, California.

      In fiscal 2000, we completed acquisitions of AMERICOM, SMART Modular Technologies Inc. (SMART) and the Bluegum Group (Bluegum), each of which was accounted for as a pooling of interests. Through additional acquisitions, we also acquired facilities in Puerto Rico, Mexico, Canada, France, Sweden, Wales, France, Northern Ireland, and Australia.

      During the second quarter of fiscal 2001, we completed acquisitions of NatSteel Electronics Ltd (NEL), Sony’s manufacturing facilities in Japan and Taiwan and IBM’s repair center in the Netherlands. During the third quarter of fiscal 2001, we completed the acquisition of Centennial Technologies, Inc. During the fourth quarter of fiscal 2001, we completed the acquisition of Singapore Shinei Sangyo Pte Ltd and its subsidiaries.

      During the first quarter of fiscal 2002, we completed the acquisitions of Iphotonics, Inc. and Stream International. We completed the acquisition of C-MAC on December 3, 2001.

      Our expansion and growth places a heavy strain on our personnel and management, manufacturing and other resources. Our ability to manage the expansion to date, as well as any future expansion, will require progressive increases in manufacturing capacity, enhancements or upgrades of accounting and other internal management systems, and implementation of various procedures and controls. We cannot ensure that significant problems in these areas will not occur. Any failure to enhance or expand these systems and implement such procedures and controls in an efficient manner and at a pace consistent with our business activities could harm our financial condition and results of operations. Also, in order to achieve anticipated revenue and other financial performance targets, we will continue to be required to manage our assets and operations efficiently. In addition, should we continue to expand geographically, we may experience certain inefficiencies from the management of geographically dispersed facilities.

      As we manage and continue to expand new operations, we may incur substantial infrastructure and working capital costs. If we do not achieve sufficient growth to offset increased expenses associated with rapid expansion, our profitability would decline.

              We need to successfully integrate our acquisitions to maintain profitability.

      As we expand our operations through acquisitions and continue to evaluate acquisition opportunities, we may pursue additional acquisitions over time. These acquisitions involve risks, including:

      • integration and management of the operations;

      • retention of key personnel;

      • integration of purchasing operations and information systems;

      • retention of the customer base of acquired businesses;

      • management of an increasingly larger and more geographically dispersed business; and

      • diversion of management’s attention from other ongoing business concerns.

      Our profitability will suffer if we are unable to integrate and manage recent acquisitions and pending acquisitions successfully including, in particular, the NEL, Shinei, Centennial and C-MAC transactions, as well as any future acquisitions that we might pursue, or if we do not achieve sufficient revenue to offset the increased expenses associated with these acquisitions.

     Our non-U.S. locations represent a significant and growing portion of our net sales; we are increasingly exposed to risks associated with operating internationally.

      In fiscal 2001, approximately 51% of our net sales came from sites outside the United States, while approximately 41% of net sales came from sites outside the United States in fiscal 2000. As a result of our foreign sales and facilities, our operations are subject to a variety of risks unique to international operations, including the following:

•	adverse movement of foreign currencies against the U.S. dollar in which our results are reported;

•	import and export duties, and value-added taxes;

•	import and export regulation changes that could erode our profit margins or restrict exports;

•	potential restrictions on the transfer of funds;

•	inflexible employee contracts in the event of business downturns; and

•	the burden and cost of complying with foreign laws.

      In addition, we have operations in several emerging or developing economies that have a potential for higher risk. The risks associated with these economies include, but are not limited to currency volatility and other economic or political risks. In the future, these factors may harm our results of operations. Our locations in emerging or developing economies include Indonesia, Mexico, Brazil, China, Malaysia and Romania. As of August 31, 2001 we had $259.4 million in cumulative foreign exchange translation losses on our balance sheet, primarily attributable to the devaluation of the Brazilian real. While, to date, these factors have not had a significant adverse impact on our results of operations, we cannot give any assurance that there will not be such an impact. Furthermore, while we may adopt measures to reduce the impact of losses resulting from volatile currencies and other risks of doing business abroad, we cannot assure that such measures will be adequate.

      The Malaysian government adopted currency exchange controls, including controls on its currency, the ringgit, held outside Malaysia, and established a fixed exchange rate for the ringgit against the U.S. dollar. The fixed exchange rate provides a stable rate environment when applied to local expenses denominated in ringgit. The long-term impact of such controls is not predictable due to dynamic economic conditions that also affect or are affected by other regional or global economies.

      We have been granted a tax holiday effective through 2011, subject to some conditions, for our Malaysian and Singapore sites. We have also been granted various tax holidays in China. These tax holidays are effective for various terms and are subject to some conditions. It is possible that the current tax holidays will be terminated or modified or that future tax holidays that we may seek will not be granted. If the current tax holidays are terminated or modified, or if additional tax holidays are not granted in the future, our effective income tax rate would likely increase.

     We are exposed to fluctuations in foreign currency exchange rates.

      We do not use derivative financial instruments for speculative purposes. Our policy is to hedge our foreign currency denominated transactions in a manner that substantially offsets the effects of changes in foreign currency exchange rates. Presently, we use foreign currency borrowings and foreign currency forward contracts to hedge only those currency exposures associated with certain assets and liabilities denominated in non-functional currencies. Corresponding gains and losses on the underlying transaction generally offset the gains and losses on these foreign currency hedges.

      As of August 31, 2001, the majority of the foreign currency hedging contracts were scheduled to mature in less than three months, and there were no material deferred gains or losses. In addition, our international operations in some instances act as a natural hedge because both operating expenses and a portion of sales are denominated in local currency. In these instances, including our current experience involving the devaluation of the Brazilian real, although an unfavorable change in the exchange rate of a foreign currency against the U.S. dollar would result in lower sales when translated to U.S. dollars, operating expenses would also be lower in these circumstances. Also, since less than 13% of our net sales in fiscal 2001 were denominated in currencies other than the U.S. dollar, we do not believe our total exposure to be significant.

      We have currency exposures arising from both sales and purchases denominated in currencies other than the functional currency of our sites. Fluctuations in the rate of exchange between the currency of the exposure and the functional currency of our sites could seriously harm our business, operating results and financial condition. For example, if there is an increase in the rate at which a foreign currency is exchanged for U.S. dollars, it will require more of the foreign currency to equal a specified amount of U.S. dollars than before the rate increase. In such cases, and if we price our products and services in the foreign currency, we would receive less in U.S. dollars than we did before the rate increase went into effect. If we price our products and services in U.S. dollars and competitors price their products in local currency, an increase in the relative strength of the U.S. dollar would result in our prices being uncompetitive in markets where business is transacted in the local currency.

     We are exposed to interest rate fluctuations.

      The primary objective of our investment activities is to preserve principal and, at the same time, maximize yields without significantly increasing risk. To achieve this objective, we maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including both government and corporate obligations, certificates of deposit and money market funds. As of August 31, 2001, approximately 97% of our total portfolio was scheduled to mature in less than six months. In addition, our investments are diversified and of relatively short maturity. A hypothetical 10% increase in interest rates would not have a material effect on our investment portfolios.

      The following table presents the amounts of our cash equivalents and short-term investments that are subject to interest rate risk by calendar year of expected maturity and weighted average interest rates as of August 31, 2001:

	2001	2002	2003	Total	Fair Value

	(amounts in millions)

Cash equivalents and short-term investments	$649.0	$135.1	$21.8	$805.9	$805.9

Average interest rate	3.98%	3.98%	6.30%

      We have entered into an interest rate swap transaction under which we pay a fixed rate of interest hedging against the variable interest rates implicit in the rent charged by the lessor for the facility lease at Milpitas,

California. The interest rate swap expires June 3, 2002, which coincides with the maturity date of the lease term. As we intend to hold the interest rate swap until the maturity date, it is not subject to market risk. In substance, such interest rate swap has fixed the interest rate for the facility lease, thus reducing interest rate risk.

      Our long-term debt instruments are subject to fixed interest rates. In addition, the amount of principal to be repaid at maturity is also fixed. In the case of the convertible notes, such notes are based on fixed conversion ratios into common stock. Therefore, we are not exposed to variable interest rates related to our long-term debt instruments.

     We may not be able to adequately protect or enforce our intellectual property rights, and we could become involved in intellectual property disputes.

      Our ability to compete effectively may be affected by our ability to protect our proprietary information. We hold a number of patents and other license rights. These patent and license rights may not provide meaningful protection for our manufacturing processes and equipment innovations. In the future, third parties may assert infringement claims against us or our customers. In the event of an infringement claim, we may be required to spend a significant amount of money to develop a non-infringing alternative or to obtain licenses. We may not be successful in developing such an alternative or obtaining a license on reasonable terms, if at all. In addition, any such litigation could be lengthy, costly and could harm our financial condition.

     Failure to comply with environmental regulations could harm our business.

      As a company in the electronics manufacturing services industry, we are subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during our manufacturing processes. Although we have never sustained any significant loss as a result of non-compliance with such regulations, any failure by us to comply with environmental laws and regulations could result in material liabilities, the suspension of production or a material adverse effect on our business or financial condition. In addition, these laws and regulations could significantly restrict our ability to expand our facilities or require us to acquire costly equipment or incur other material costs to comply with regulations.

     Our administrative facilities and principal business operations are located in California, and any disruption in the available power supply in California could disrupt our operations, reduce our revenues, and increase our expense.

      A substantial portion of our operating activities and facilities, including our headquarters and principal administrative facilities, are located in California. During acute power shortages, California has implemented, and may in the future continue to implement, rolling blackouts throughout the state. The rolling blackouts that have occurred to date have not materially disrupted the operations of our facilities. Should these blackouts continue or increase in severity, however, they could materially disrupt the operations of one or more of our facilities. Although we currently do not have backup generators or long-term alternate sources of power in the event of a blackout, we do have some flexibility to shift some manufacturing volume to other manufacturing sites around the world. If blackouts interrupt our power supply, we would be temporarily unable to continue operations at our affected facilities. Our current insurance does not provide coverage for any damages we or our customers may suffer as a result of any interruption in our power supply. Consequently, any interruption in our ability to continue operations at our facilities could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which would substantially harm our business and results of operations.

      In addition, the utility deregulation program instituted in 1996 by the California government deregulated wholesale prices while continuing to regulate the retail prices charged by the electrical utilities. While wholesale prices have increased dramatically, retail prices have, until recently, not increased at a comparable rate. Our business is substantially dependent on the availability and price of electricity. If retail electricity prices rise dramatically, we would expect our expenses to increase, our operating results to be harmed, and the possible decline of our stock price.

     Our stock price may be volatile due to factors outside of our control.

      Our stock price could fluctuate due to the following factors, among others:

•	announcements of operating results and business conditions by our customers;

•	announcements by our competitors relating to new customers, technological innovation or new services;

•	economic developments in the electronics industry as a whole;

•	political and economic developments in countries where we have operations; and

•	general market conditions.

     Our low stock price may reduce our diluted earnings per share.

      On January 27, 2002, we are obligated to purchase all or a portion of our outstanding Liquid Yield Option Notes, or LYONs, at a price of $510.03 per note (the “purchase price”) at the option of the holders of such securities. We have the option to pay the purchase price of LYONs in cash or shares of our common stock or any combination thereof. If we elect to pay the purchase price, in whole or part, in shares of our common stock, the number of shares of our common stock to be delivered shall equal the purchase price divided by the average of the sale prices of shares of our common stock for the five trading day period ending on the third business day prior to January 27, 2002. The LYONs are convertible into shares of our common stock at a price of $34.13 per share or 14.944 shares per LYON. In the event that our stock price remains below $34.13 per share at January 27, 2002, we may have to issue additional shares to the holders. Accordingly, our diluted earnings per share may be reduced.

     Failure to retain key personnel and skilled associates could hurt our operations.

      Our continued success depends to a large extent upon the efforts and abilities of key managerial and technical associates. Losing the services of key personnel could harm us. Our business also depends upon our ability to continue to attract and retain senior managers and skilled associates. Failure to do so could harm our operations.

     Our anti-takeover defense provisions may deter potential acquirors and may depress our stock price.

      Our certificate of incorporation, bylaws and the stockholder rights plan contain provisions that could make it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, control of us. These provisions allow us to issue preferred stock with rights senior to those of our common stock and impose various procedural and other requirements that could make it more difficult for our stockholders to effect certain corporate actions.

USE OF PROCEEDS

      We will receive no cash proceeds from this offering because the shares of our common stock offered by this prospectus will be issued upon exchange of the exchangeable shares.

DESCRIPTION OF OUR CAPITAL STOCK

      As of the date of this document, our authorized capital stock consists of 1,601,200,000 shares. Those shares consist of 1,600,000,000 shares designated as common stock, $0.001 par value, and 1,200,000 shares designated as preferred stock, $0.001 par value. The only equity securities outstanding as of December 3, 2001 are shares of common stock and our Series B preferred stock. As of December 3, 2001, there were approximately 768,913,122 shares of our common stock and one share of our Series B preferred stock issued and outstanding.

Preferred Stock

      Our board of directors has the authority, without further action by the stockholders, to issue up to 1,200,000 shares of our preferred stock in one or more series and to fix the following terms of the preferred stock:

•	designations, powers, preferences, privileges;

•	relative participating, optional or special rights; and

•	the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

      Any or all of these rights may be greater than the rights of our common stockholders.

      Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of us or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

      The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. The certificate of designation will specify:

•	the designation of the shares;

•	the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•	the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding-up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•	the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Preferred stock will be fully paid and non-assessable upon issuance.

Series A Participating Preferred Stock and Rights Agreement

      On June 29, 2001, pursuant to a preferred stock rights agreement between us and Fleet National Bank, as rights agent, our board of directors declared a dividend of one right to purchase one ten-thousandth of a share of our Series A participating preferred stock for each outstanding share of our common stock. The dividend was paid on July 30, 2001, to stockholders of record as of the close of business on that date. Each right entitles the registered holder to purchase from us one ten-thousandth of a share of our Series A preferred stock at an exercise price of $150, subject to adjustment.

      The following is a summary and general description of the principal terms of our rights agreement.

     Rights Evidenced by Common Stock Certificates

      The rights will not be exercisable until the distribution date. Certificates for the rights will not be sent to our stockholders and the rights will attach to and trade only together with our common stock. Accordingly, our common stock certificates outstanding on July 30, 2001 will evidence the rights related thereto, and our common stock certificates issued after July 30, 2001 will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender or transfer of any certificates for our common stock, outstanding as of the record date, even without notation or a copy of the summary of rights being attached thereto, also will constitute the transfer of the rights associated with our common stock represented by such certificate.

     Distribution Date

      The rights will be separate from our common stock. Rights certificates will be issued and the rights will become exercisable upon the earlier of the tenth day (or such later date as may be determined by our board of directors) after a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our then-outstanding common stock (which includes exchangeable shares exchangeable for common stock), or the tenth business day (or such later date as may be determined by our board of directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of our then-outstanding common stock. The earlier of such dates is referred to as the distribution date.

     Issuance of Rights Certificates; Expiration of Rights

      As soon as practicable following the distribution date, a rights certificate will be mailed to holders of record of our common stock as of the close of business on the distribution date, and such separate rights certificate alone will evidence the rights from and after the distribution date. The rights will expire on the earliest of July 30, 2011, or redemption or exchange of the rights as described below.

     Initial Exercise of the Rights

      Following the distribution date, and until one of the further events described below, holders of the rights will be entitled to receive, upon exercise and the payment of the purchase price, one ten-thousandth of a share of the Series A preferred stock. In the event that we do not have sufficient Series A preferred stock available for all rights to be exercised, or our board of directors decides that such action is necessary and not contrary to the interests of rights holders, we may instead substitute cash, assets or other securities for the Series A preferred stock for which the rights would have been exercisable under this provision or as described below.

     Right to Buy Our Common Stock

      Unless the rights are earlier redeemed, in the event that an acquiring person obtains 15% or more of our then-outstanding common stock, then each holder of a right which has not theretofore been exercised (other than rights beneficially owned by the acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of our common stock having a value equal to two times the purchase price. Rights are not exercisable following the occurrence of an event as described above until such time as the rights are no longer redeemable by us as set forth below.

     Right to Buy Acquiring Company Common Stock

      Similarly, unless the rights are earlier redeemed, in the event that, after an acquiring person obtains 15% or more of our then-outstanding common stock, we are acquired in a merger or other business combination transaction, or 50% or more of our consolidated assets or earning power are sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a right which has not yet been exercised (other than rights beneficially owned by the acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the purchase price.

     Exchange Provision

      At any time after an acquiring person obtains 15% or more of our then outstanding common stock and prior to the acquisition by such acquiring person of 50% or more of our outstanding common stock, our board of directors may exchange the rights (other than rights owned by the acquiring person), in whole or in part, at an exchange ratio of one share of our common stock per right.

     Redemption

      At any time on or prior to the close of business on the earlier of the fifth day following the attainment of 15% or more of our then-outstanding common stock by an acquiring person (or such later date as may be determined by action of our board of directors and publicly announced by us), or July 30, 2011, we may redeem the rights in whole, but not in part, at a price of $0.001 per right.

     Adjustments to Prevent Dilution

      The purchase price payable, the number of rights, and the number of shares of our Series A preferred stock or our common stock or other securities or property issuable upon the exercise of the rights are subject to adjustment from time to time in connection with the dilutive issuances by us as set forth in the rights agreement. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price.

     Cash Paid Instead of Issuing Fractional Shares

      No fractional shares of our common stock will be issued upon exercise of a right and, in lieu thereof, an adjustment in cash will be made based on the market price of the our common stock on the last trading date prior to the date of exercise.

     No Stockholders’ Rights Prior to Exercise

      Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of us (other than any rights resulting from such holder’s ownership of our common stock), including, without limitation, the right to vote or to receive dividends.

     Amendment of Rights Agreement

      The terms of the rights and the rights agreement may be amended in any respect without the consent of the rights holders on or prior to the distribution date. After the distribution date, the terms of the rights and the rights agreement may be amended without the consent of the rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of rights holders, other than the acquiring person.

     Rights and Preferences of Our Series A Preferred Stock

      Each one ten-thousandth of a share of our Series A preferred stock has rights and preferences substantially equivalent to those of one share of our common stock.

     No Voting Rights

      Rights will not have any voting rights.

     Certain Anti-Takeover Effects

      The rights are designed to protect and maximize the value of the outstanding equity interests in us in the event of an unsolicited attempt by an acquiror to take us over in a manner or on terms not approved by our board of directors. Takeover attempts frequently include coercive tactics to deprive our board of directors and our stockholders of any real opportunity to determine our future as a company. The rights were declared by our board of directors in order to deter such tactics, including a gradual accumulation of shares in the open market of a 15% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares.

      Subject to the restrictions described above, the rights may be redeemed by us at $0.001 per right at any time prior to the distribution date. Accordingly, the rights should not interfere with any merger or business combination approved by our board of directors.

      However, the rights may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.

      The rights agreement and the rights will not be affected by the transaction with C-MAC.

Series B Preferred Stock — Special Voting Share

      On December 3, 2001, a special voting share of our Series B preferred stock was issued to the trustee appointed under the voting and exchange trust agreement entered into in connection with the transaction with C-MAC pursuant to the amended combination agreement and plan of arrangement. It is the only share of Series B preferred stock issued and outstanding. The special voting share is a share of our Series B preferred stock and has a par value of $0.001 per share. Except as otherwise required by law or our certificate of incorporation, the special voting share is entitled to a number of votes equal to the number of outstanding exchangeable shares of Solectron Global Services Canada from time to time not owned by us, any of our subsidiaries, or entities directly or indirectly controlled by or under common control with us, which votes may be exercised for the election of directors and on all other matters submitted to a vote of our stockholders. The holders of our common stock and the holder of the special voting share vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law or our certificate of incorporation. The holder of the special voting share is not entitled to receive dividends from us and, in the event of any liquidation, dissolution or winding-up of us, will receive an amount equal to the par value thereof. At such time as there are no exchangeable shares outstanding not owned by us, any of our subsidiaries, or entities directly or indirectly controlled by or under common control with us, and there are no shares of stock, debt, options or other agreements of Solectron Global Services Canada that could give rise to the issuance of any exchangeable shares to any person (other than us, any of our subsidiaries, or entities directly or indirectly controlled by or under common control with us), the special voting share will be cancelled in accordance with its terms.

Common Stock

      Holders of our common stock are entitled to receive dividends declared by our board of directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock.

Currently, we are not paying dividends. Each holder of our common stock is entitled to one vote per share. Upon any liquidation, dissolution or winding-up of our business, the holders of our common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding. The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to our common stock.

      All outstanding shares of our common stock are fully paid and non-assessable.

      The shares of our common stock are listed on the New York Stock Exchange under the symbol “SLR”. The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

Delaware General Corporation Law Section 203

      We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” transaction with an “interested stockholder” for a period of three years after the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner, as described below.

      The Section 203 restrictions do not apply if:

•	the business combination or transaction is approved by our board of directors before the date the interested stockholder obtained such status;

•	upon consummation of the transaction which resulted in the stockholder obtaining such status, the stockholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors (the “voting stock”) that are outstanding at the time the transaction commenced. The 85% calculation does not include those shares:

—	owned by directors who are also officers of the target corporation; or

—	held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer; or

•	on or after the date the interested stockholder obtained such status, the business combination is approved by our board of directors and at a stockholder meeting by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

      Generally, a “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. Section 203 may prohibit or delay mergers or other takeover or change in control attempts with respect to us. As a result, Section 203 may discourage attempts to acquire us even though such transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

PLAN OF DISTRIBUTION

      We have not engaged any broker, dealer or underwriter in connection with the offering of our common stock made by this prospectus. We have agreed to bear the expenses of registration of the shares in this prospectus.

Exchangeable Shares

      Pursuant to the plan of arrangement, on December 3, 2001 we acquired all of the outstanding C-MAC common shares and each holder of a C-MAC common share (other than holders who properly exercised their dissent rights) received for each such share either (1) 1.755 shares of our common stock, (2) 1.755 exchangeable shares (and certain ancillary rights), or (3) a combination of shares of our common stock and exchangeable shares (and certain ancillary rights). As a result of the arrangement, C-MAC became our indirect subsidiary.

      Our common stock may be issued to holders of exchangeable shares as follows:

•	you may require at any time that your exchangeable shares be exchanged for an equal number of shares of our common stock together with declared and unpaid dividends on your exchangeable shares, subject to the retraction call right of Callco (see “— How We Will Issue Our Common Stock to You — You May Retract Your Exchangeable Shares”);

•	Solectron Global Services Canada may, under certain circumstances, redeem your exchangeable shares by exchanging them for an equal number of shares of our common stock together with declared and unpaid dividends on your exchangeable shares, subject to the redemption call right of Callco (see “— How We Will Issue Our Common Stock to You — Solectron Global Services Canada May Redeem Your Exchangeable Shares”); and

•	upon a liquidation of Solectron Global Services Canada or Solectron, you may be required to, or upon an insolvency of Solectron Global Services Canada you may elect to, exchange your exchangeable shares for an equal number of shares of our common stock together with declared and unpaid dividends on your exchangeable shares, subject to, in the event of a liquidation of Solectron Global Services Canada, the liquidation call right of Callco (see “— How We Will Issue Our Common Stock to You — Liquidation of Solectron Global Services Canada”, “— Insolvency of Solectron Global Services Canada” and “— Liquidation of Solectron”).

How We Will Issue Our Common Stock to You

      The following describes how we will issue our common stock in exchange for exchangeable shares. This description is a summary of certain provisions attaching to the exchangeable shares (referred to in this document as the “exchangeable share provisions”) as set forth in Appendix 1 to the plan of arrangement, and certain provisions of the voting and exchange trust agreement entered into concurrently with the plan of arrangement. The plan of arrangement (including the exchangeable share provisions) and the voting and exchange trust agreement are included as exhibits to the registration statement of which this prospectus constitutes a part, and the following description is qualified in its entirety by reference to the plan of arrangement (including the exchangeable share provisions) and the voting and exchange trust agreement.

     You May Retract Your Exchangeable Shares

      You are entitled at any time to retract (in other words, to require Solectron Global Services Canada to redeem) any or all exchangeable shares owned by you and to receive for each exchangeable share, one share of our common stock and an amount in cash equal to the declared and unpaid dividends on such exchangeable share (in aggregate, the “retraction price”), subject to the call right of Callco described below. You may retract your exchangeable shares by presenting to Solectron Global Services Canada’s transfer agent a certificate or certificates representing the exchangeable shares you desire to have redeemed, together with other documents and instruments as may be required under the Canada Business Corporations Act or the by-laws of Solectron Global Services Canada or by the transfer agent, and a properly executed retraction notice. The retraction notice must:

•	specify that you desire to have all or a specified number of your exchangeable shares represented by such certificate or certificates redeemed by Solectron Global Services Canada;

•	state the business day on which you desire to have Solectron Global Services Canada redeem your exchangeable shares, provided that the retraction date is not less than 10 business days nor more than 15 business days after the date on which the retraction notice is received by Solectron Global Services Canada; in the event that no such business day is specified by you in the retraction notice, the retraction date will be deemed to be the fifteenth business day after the date on which the retraction notice is received by Solectron Global Services Canada; and

•	acknowledge that your retraction notice is a revocable offer by you to sell the retracted shares to Callco in accordance with Callco’s call right on the terms and conditions described below.

      Upon receipt by Solectron Global Services Canada of a retraction notice, Solectron Global Services Canada will immediately notify Callco of the retraction request. In order to exercise its retraction call right, Callco must notify Solectron Global Services Canada of its determination to do so within five business days of notification to Callco by Solectron Global Services Canada of the receipt by Solectron Global Services Canada of the retraction notice. If Callco delivers a call notice within such five business day time period, and provided that the retraction notice is not revoked by you in the manner described below, Solectron Global Services Canada will not redeem the retracted shares and Callco will purchase from you and you will sell to Callco, on the date specified by you in your retraction notice, the exchangeable shares specified by you for the retraction price. If Callco does not deliver a call notice within such five business day period, and provided that the retraction notice is not revoked by you in the manner described below, Solectron Global Services Canada will redeem your exchangeable shares on the retraction date for the retraction price.

      A form of retraction notice was included on pages C-34 and C-35 of the Solectron prospectus/ C-MAC management information circular dated October 19, 2001 and October 20, 2001, respectively, that was mailed to Solectron stockholders and C-MAC securityholders in connection with the Solectron and C-MAC special meetings relating to the C-MAC transaction, and also appears on the back of the certificates representing exchangeable shares. A form of retraction notice is also available upon request from Solectron Global Services Canada’s transfer agent, National Bank Trust, Inc., at 1-800-341-1419 or (514) 871-7171. You will need to deliver a retraction request, together with the certificates representing your exchangeable shares and any other required documentation, to the following address: National Bank Trust, Inc., 1100 University Street, 9th Floor, Montreal, Québec, Canada H3B 2G7.

      You may withdraw your retraction notice in writing given to National Bank Trust, Inc. at the same address, phone number and facsimile number before the close of business on the business day immediately preceding the retraction date, in which case your retraction notice will be null and void and your offer to sell the retracted shares to Callco will be deemed to have been revoked.

      If, as a result of solvency requirements of applicable law, Solectron Global Services Canada is not permitted to redeem all exchangeable shares tendered by you, Solectron Global Services Canada will redeem only those exchangeable shares tendered by you (rounded down to a whole number of shares) as would not be contrary to such provisions of applicable law. The holder of any exchangeable shares neither redeemed by Solectron Global Services Canada as a consequence of such applicable law nor purchased by Callco will be deemed to have required us to purchase such unretracted shares in exchange for shares of our common stock on the retraction date pursuant to the exchange right provided for in the voting and exchange trust agreement described below. See “— Insolvency of Solectron Global Services Canada”.

     Solectron Global Services Canada May Redeem Your Exchangeable Shares

      Subject to applicable law and the provisions described below, at any time on or after the seventh anniversary of the effective date of the arrangement, Solectron Global Services Canada will have the right to redeem all of the then outstanding exchangeable shares (other than those held by us or our affiliates). On such redemption, the price per exchangeable share will be one share of our common stock and an amount in cash equal to declared and unpaid dividends on one exchangeable share (in aggregate, the “redemption price”).

      The redemption date may be earlier than the seventh anniversary of the arrangement, if:

•	at any time after the fifth anniversary of the effective date of the arrangement, there are fewer than 30% of the exchangeable shares issued pursuant to the arrangement outstanding (other than exchangeable shares held by us or our affiliates), in which case the redemption date shall be the date chosen by the board of directors of Solectron Global Services Canada, upon at least 60 days prior written notice to holders of exchangeable shares;

•	at any time after the effective date of the arrangement, there are fewer than 10% of the exchangeable shares initially issuable pursuant to the arrangement outstanding (other than exchangeable shares held by us or our affiliates), in which case the redemption date shall be the date chosen by the board of directors of Solectron Global Services Canada, upon at least 60 days prior written notice to holders of exchangeable shares;

•	a merger, amalgamation, arrangement, tender offer, material sale of shares or rights or any similar transaction involving us is proposed or occurs and, among other things, the board of directors of Solectron Global Services Canada determines that it is not reasonably practicable to substantially replicate the terms and conditions of the exchangeable shares and such transaction is not for the primary purpose of causing a redemption date, in which case the redemption date shall be the date chosen by the board of directors of Solectron Global Services Canada upon giving reasonable notice; or

•	the holders of exchangeable shares fail to take the necessary action at a meeting or other vote of the holders of exchangeable shares to approve or disapprove certain matters on which their vote is required in which case the redemption date shall be the business day after the holders of exchangeable shares failed to take such action.

      On or after the redemption date, upon the holder’s presentation and surrender of the certificates representing the exchangeable shares and such other documents as may be required at the office of the transfer agent of Solectron Global Services Canada, Solectron Global Services Canada will deliver the redemption price to the holder at the address of the holder recorded in the securities register or hold the redemption price for pick up by the holder at the registered office of Solectron Global Services Canada or the office of the transfer agent as specified in the written notice.

      Notwithstanding a proposed redemption of the exchangeable shares by Solectron Global Services Canada on the redemption date, pursuant to the exchangeable share provisions, Callco is entitled to exercise its redemption call right to purchase on such redemption date all of the exchangeable shares then outstanding (other than those held by us or our affiliates) in exchange for the redemption price and, upon the exercise of its redemption call right, holders of exchangeable shares will be obligated to sell their shares to Callco.

      In addition, we will have the right to purchase (or to cause Callco to purchase) all of the exchangeable shares (other than those held by us or our affiliates) if there is a change in tax law, for a price per exchangeable share equal to the redemption price. A “change in tax law” will be deemed to occur if we deliver to the trustee under the voting and exchange trust agreement a notice and an opinion of our Canadian counsel stating that since the effective date of the arrangement there has been a change to the Income Tax Act (Canada) and applicable Québec provincial income tax legislation so that the sale of exchangeable shares by beneficial owners thereof who are Canadian residents, and who hold such shares as capital property for purposes of such tax legislation, to us or Callco, as applicable, will qualify as a tax-deferred transaction for purposes of such tax legislation.

     Liquidation of Solectron Global Services Canada

      In the event of the liquidation, dissolution or winding-up of Solectron Global Services Canada or any other proposed distribution of the assets of Solectron Global Services Canada among its shareholders for the purpose of winding up its affairs, you will be entitled, subject to applicable law, to receive for each exchangeable share you own one share of our common stock and an amount in cash equal to declared and unpaid dividends on one exchangeable share (in aggregate, the “liquidation amount”) from the assets of Solectron Global Services Canada on the effective date for such liquidation event.

      On or after the liquidation date, you may surrender certificates representing your exchangeable shares, together with such other documents required to effect the transfer of exchangeable shares under the Canada Business Corporations Act or the by-laws of Solectron Global Services Canada or by the transfer agent, at Solectron Global Services Canada’s registered office or the office of the transfer agent. Upon receipt of the certificates and other documents and subject to the exercise by Callco of its liquidation call right described below, Solectron Global Services Canada will deliver the liquidation amount to you at the address recorded in the securities register or hold the liquidation amount for pick up at Solectron Global Services Canada’s registered office or the office of the transfer agent, as specified by Solectron Global Services Canada in a notice to holders of exchangeable shares.

      Upon occurrence of a liquidation, dissolution or winding-up of Solectron Global Services Canada or other distribution of assets of Solectron Global Services Canada among its shareholders for the purpose of winding up its affairs, Callco will have a liquidation call right to purchase all but not less than all of the exchangeable shares (other than those held by us or our affiliates) then outstanding at a purchase price per share equal to the liquidation amount and, upon the exercise of its liquidation call right, the holders of the exchangeable shares will be obligated to sell such shares to Callco. The purchase by Callco of all of the outstanding exchangeable shares (other than those held by us or our affiliates) upon the exercise of its liquidation call right would occur on the liquidation date.

     Insolvency of Solectron Global Services Canada

      Upon the occurrence of a Solectron Global Services Canada insolvency event, the trustee under the voting and exchange trust agreement on behalf of the holders of exchangeable shares will have the right to require us to purchase all of the exchangeable shares then outstanding (other than exchangeable shares held by us or our affiliates) and such holders shall be entitled to receive for each exchangeable share one share of our common stock and an amount in cash equal to declared and unpaid dividends on one exchangeable share. A “Solectron Global Services Canada insolvency event” means:

•	the institution by Solectron Global Services Canada of, or its consent to, any bankruptcy, insolvency or winding-up proceeding;

•	the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and Solectron Global Services Canada fails to contest in good faith any such proceedings within 30 days of becoming aware thereof;

•	the consent by Solectron Global Services Canada to the filing of a petition seeking its dissolution or winding-up or to the appointment of a receiver;

•	the making by Solectron Global Services Canada of a general assignment for the benefit of creditors;

•	the admission in writing by Solectron Global Services Canada of its inability to pay its debts generally as they become due; or

•	Solectron Global Services Canada not being permitted, pursuant to solvency requirements of applicable law, to redeem any exchangeable shares in connection with a retraction request.

      Upon the occurrence and during the continuance of a Solectron Global Services Canada insolvency event, you will be entitled, subject to the provisions of the voting and exchange trust agreement, to instruct the trustee under that agreement to exercise the exchange right with respect to any or all of the exchangeable shares held by you, thereby requiring us to purchase such exchangeable shares. As soon as practicable following the occurrence of a Solectron Global Services Canada insolvency event or any event that may, with the passage of time and/or the giving of notice, become a Solectron Global Services Canada insolvency event, we and Solectron Global Services Canada will give written notice thereof to the trustee. As soon as practicable after receiving such notice, the trustee will then notify each holder of exchangeable shares of such event or potential event and will advise the holder of its rights with respect to the exchange right.

     Liquidation of Solectron

      In the event of a Solectron liquidation event, we will be required to purchase each outstanding exchangeable share (other than exchangeable shares held by us or our affiliates) on the fifth business day prior to the effective date of a Solectron liquidation event for a purchase price per exchangeable share equal to one share of our common stock and an amount in cash equal to declared and unpaid dividends on one exchangeable share. A “Solectron liquidation event” means:

•	any determination by our board of directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to us or to effect any other distribution of our assets among our stockholders for the purpose of winding up our affairs; or

•	the receipt by us of notice of, or our otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of us or to effect any other distribution of our assets among our stockholders for the purpose of winding up our affairs, where we have failed to contest in good faith any such proceeding within 30 days of becoming aware thereof. Upon a holder’s request and surrender of exchangeable share certificates, duly endorsed in blank and accompanied by such instruments of transfer as we may reasonably require, we will deliver to such holder the liquidation amount.

Support Agreement

      The exchangeable share support agreement provides, among other things, that we will take all actions and do all things necessary or desirable to enable and permit Solectron Global Services Canada, in accordance with applicable law, to pay the liquidation amount, the retraction price or the redemption price to holders of exchangeable shares as set out above. The exchangeable share support agreement is included as an exhibit to the registration statement of which this prospectus constitutes a part, and its description is qualified in its entirety by reference thereto.

Withholding

      Under the plan of arrangement (including the exchangeable share provisions) and the voting and exchange trust agreement, certain amounts relating to taxes may be withheld, if applicable, from any consideration otherwise deliverable to you on the exchange of your exchangeable shares or from any dividends you are entitled to receive.

INCOME TAX CONSIDERATIONS

Canadian Federal Income Tax Considerations

      In the opinion of Osler, Hoskin & Harcourt, LLP, Canadian counsel to Solectron, the following is a summary of the principal Canadian federal income tax consequences generally applicable under the Income Tax Act (Canada) of, (1) exchanging exchangeable shares for shares of Solectron common stock, and (2) acquiring, holding and disposing of such shares of Solectron common stock, in either case to a person who, for the purposes of such act and at all relevant times, is resident in Canada, holds any exchangeable shares and shares of Solectron common stock as capital property, and who deals at arm’s length with, and is not affiliated with, any of Solectron, Callco or Solectron Global Services Canada. Exchangeable shares and shares of Solectron common stock will generally constitute capital property to a holder thereof unless the holder holds such securities in the course of carrying on a business or has acquired such securities in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain holders of exchangeable shares whose exchangeable shares might not otherwise qualify as capital property may be able to make an irrevocable election in accordance with subsection 39(4) of the Income Tax Act (Canada) to have every “Canadian security” (as defined in the Income Tax Act (Canada)) owned by such shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Persons not holding their exchangeable shares as capital property should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) is available and/or advisable in their particular circumstances.

      This summary does not apply to a person in respect of whom Solectron is or will be a foreign affiliate within the meaning of the Income Tax Act (Canada). The Income Tax Act (Canada) contains “mark-to-market” provisions relating to securities held by certain financial institutions that this summary does not take into account. Persons that are “financial institutions” for purposes of such rules should consult their own tax advisors. It is assumed for the purposes of this summary that Solectron Global Services Canada will be a “taxable Canadian corporation” within the meaning of the Income Tax Act(Canada) at all relevant times.

      This summary is based upon the current provisions of the Income Tax Act(Canada), the regulations adopted thereunder and counsel’s understanding of the current published administrative practices and policies of the Canada Customs and Revenue Agency, all in effect as of the date hereof, and a certificate of an officer of Solectron with respect to certain factual matters. This summary also takes into account any proposed changes to the Income Tax Act (Canada) and regulations thereunder that have been publicly announced by the Canadian Minister of Finance prior to the date hereof and assumes that all such changes will be enacted substantially as proposed. However, no assurances can be given that any such proposed changes to the Income Tax Act (Canada) and regulations will be enacted as proposed, or at all.

      This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for any proposed changes to the Income Tax Act(Canada) and regulations thereunder that are publicly announced by the Canadian Minister of Finance prior to the date hereof, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, or any changes in the administrative practices and policies of the Canada Customs and Revenue Agency. This summary does not take into account the tax legislation of any province, territory or foreign jurisdiction, which may differ from Canadian federal income tax legislation. No advance income tax ruling has been sought or obtained from the Canada Customs and Revenue Agency to confirm the tax consequences of any of the transactions herein described.

      This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal, business or tax advice to any particular person. Accordingly, readers should consult their own tax advisors for advice with respect to the income tax consequences to them of exchanging exchangeable shares for shares of Solectron common stock and acquiring, holding and disposing of such shares of Solectron common stock, having regard to their own particular circumstances.

      For purposes of the Income Tax Act (Canada), all amounts (including dividends, adjusted cost base and proceeds of disposition) relating to the exchange of exchangeable shares for shares of Solectron common stock and the acquisition, holding and disposition of such shares of Solectron common stock must be expressed in Canadian dollars. Amounts denominated in United States dollars must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise.

     Ancillary Rights, Exchangeable Share Rights, Solectron Rights and Call Rights

      Solectron believes that certain ancillary rights with respect to exchangeable shares received by the holders of such shares under the arrangement, as well as both exchangeable share rights entitling holders of exchangeable shares to acquire additional exchangeable shares in certain circumstances and under specific terms and conditions, and corresponding Solectron rights to acquire shares of Solectron preferred stock described under the heading “Description of Our Capital Stock-Series A Participating Preferred Stock and Rights Agreement”, have a nominal fair market value. Any such determination of value is not binding upon the Canada Customs and Revenue Agency, however, and counsel expresses no opinion on the appropriateness or accuracy of such view. This summary assumes that such ancillary rights, exchangeable share rights and Solectron rights have nominal fair market value at all relevant times.

      Solectron believes that the rights to acquire the exchangeable shares granted to Callco and Solectron by C-MAC shareholders who receive exchangeable shares on the arrangement (which are exercisable in the event of, inter alia, the exercise of the right to exchange exchangeable shares by a holder thereof for shares of

Solectron common stock, a redemption of exchangeable shares by Solectron Global Services Canada, a liquidation of Solectron Global Services Canada or a change in Canadian tax laws that allows holders of exchangeable shares who are Canadian residents to exchange their exchangeable shares for shares of Solectron common stock on a tax deferred basis) have a nominal fair market value. Any such determination of value is not binding upon the Canada Customs and Revenue Agency, however, and counsel expresses no opinion on the appropriateness or accuracy of such view. This summary assumes that such call rights have nominal fair market value at all relevant times.

     Redemption or Retraction of Exchangeable Shares

      On the redemption (including pursuant to a retraction) of an exchangeable share by Solectron Global Services Canada, the holder of that exchangeable share will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at that time of shares of Solectron common stock received by the holder from Solectron Global Services Canada on the redemption of the exchangeable share, plus the amount of any declared but unpaid dividends on the exchangeable share prior to the date of such redemption) exceed the paid-up capital (for purposes of the Income Tax Act (Canada)) of the exchangeable share at the time the exchangeable share is so redeemed. Dividends on exchangeable shares deemed to be received by an individual will be required to be included in computing the individual’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from a corporation resident in Canada. Subject to the discussion below as to the denial of the dividend deduction, dividends deemed to be received on the exchangeable shares by a corporation (other than a “specified financial institution” as defined in the Income Tax Act (Canada)) will be included in computing the corporation’s income and will generally be deductible in computing its taxable income. Such a dividend deemed to be received by a specified financial institution will be deductible in computing its taxable income only if either: (i) the specified financial institution did not acquire the exchangeable shares in the ordinary course of the business carried on by such institution, or (ii) at the time of the deemed receipt of the dividend by the specified financial institution, the exchangeable shares are listed on a prescribed stock exchange in Canada (which currently includes The Toronto Stock Exchange) and the specified financial institution either alone or together with persons with whom it does not deal at arm’s length, and, in certain cases either directly or through a trust or partnership of which such person is a beneficiary or member, is not deemed to receive dividends in respect of more than 10% of the issued and outstanding exchangeable shares.

      If Solectron or any other person with whom Solectron does not deal at arm’s length (including Solectron Global Services Canada) is a specified financial institution at the time that dividends are deemed to be paid on the exchangeable shares, subject to the exemption described below, dividends deemed to be received by a corporation will not be deductible in computing taxable income but will be fully includable in taxable income under Part I of the Income Tax Act (Canada). A corporation will generally be a specified financial institution for purposes of the Income Tax Act (Canada) if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm’s length, or the purchasing of debt obligations issued by such persons or a combination thereof, or if it is a corporation controlled by or related to such entities. Solectron has informed counsel that it is of the view that neither it nor any person with whom it does not deal at arm’s length (nor any partnership or trust of which it or any such person is a member or beneficiary, respectively) is a specified financial institution at the current time, or will be a specified financial institution immediately after the arrangement becomes effective. However, there can be no assurance that this status will not change prior to such time at which dividends are deemed to be received by a corporate shareholder holding exchangeable shares. This denial of the dividend deduction for a corporation will not apply if, at the time the dividends are deemed to be received, the exchangeable shares are listed on a prescribed stock exchange (which currently includes The Toronto Stock Exchange), Solectron and Callco are “related” to Solectron Global Services Canada for the purposes of the Income Tax Act (Canada) and dividends are not deemed to be paid to the recipient (together with persons with whom the recipient does not deal at arm’s length or any trust or partnership of which the recipient or any such person is a beneficiary or member) in respect of more than 10% of the issued and outstanding exchangeable shares held by persons other than Solectron and its affiliates.

      A “private corporation” (as defined in the Income Tax Act (Canada)) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable under Part IV of the Income Tax Act (Canada) to pay a refundable tax of 33 1/3% on dividends deemed to be received on the exchangeable shares to the extent that such dividends are deductible in computing its taxable income. A “Canadian-controlled private corporation” (as defined in the Income Tax Act (Canada)) may be liable to pay an additional refundable tax of 6 2/3% on dividends deemed to be received on the exchangeable shares that are not deductible in computing taxable income.

      On the redemption (including a retraction) of an exchangeable share by Solectron Global Services Canada, the holder thereof will also be considered to have disposed of the exchangeable share for proceeds of disposition equal to the redemption proceeds less the amount of any deemed dividend. A holder will in general realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the exchangeable share (see“—Taxation of Capital Gain or Capital Loss” below). In the case of a holder that is a corporation, in some circumstances the amount of any deemed dividend may be treated as proceeds of disposition and not as a dividend.

     Exchange of Exchangeable Shares other than on a Redemption or Retraction

      On the exchange of an exchangeable share by a holder with Callco or Solectron for shares of Solectron common stock, the holder will in general realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the exchangeable share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the exchangeable share. For these purposes, the proceeds of disposition will be the fair market value (at the time of the exchange) of the shares of Solectron common stock received on the exchange. The proceeds of disposition may also include the amount of any declared but unpaid dividend on the exchangeable share prior to the date of such disposition unless such dividend is required to be included in computing the income of the holder as a dividend. Holders should consult their own tax advisors in this regard (see “Taxation of Capital Gain or Capital Loss” below).

      Because of the existence of the rights to acquire the exchangeable shares granted to Callco and Solectron, as well as the holder’s right to exchange the exchangeable shares for shares of Solectron common stock and the right to an automatic exchange of the exchangeable shares in certain circumstances, a holder of exchangeable shares cannot control whether such holder will receive shares of Solectron common stock by way of a redemption (including pursuant to a retraction) of the exchangeable shares by Solectron Global Services Canada or by way of purchase of the exchangeable shares by Callco or Solectron. As described above, the Canadian federal income tax consequences of a redemption (including a retraction) differ from those of a purchase.

     Draft Legislation: Share-for-Share Exchanges

      On October 18, 2000, the Canadian Minister of Finance announced that the Department of Finance would consider future amendments to the Income Tax Act (Canada) to allow holders of shares of a Canadian corporation to exchange such shares for shares of a non-Canadian corporation on a tax-deferred basis. It is possible that in certain circumstances, these contemplated amendments (if enacted into law) could, in the future, allow a holder of exchangeable shares to exchange such shares for shares of Solectron common stock on a tax-deferred basis. No specifics have been announced regarding these contemplated amendments and in particular with respect to the various requirements that would have to be satisfied in order to permit a holder of exchangeable shares to exchange such shares on a tax-deferred basis or whether these requirements could be satisfied in the circumstances.

     Dividends on Shares of Solectron Common Stock

      Dividends on shares of Solectron common stock will be required to be included in the recipient’s income for Canadian income tax purposes. Such dividends received by an individual will not be subject to the gross-up and dividend tax credit rules in the Income Tax Act (Canada). A corporation receiving such dividends will include them in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends. United States non-resident withholding tax on dividends may be eligible for foreign tax credit or deduction treatment where applicable under the Income Tax Act (Canada) (see “United States Federal Income Tax Consequences to Non-U.S. Holders — Dividends Paid on Solectron Common Stock and Exchangeable Shares” below).

     Acquisition and Disposition of Shares of Solectron Common Stock

      The cost of shares of Solectron common stock received on the redemption (including pursuant to a retraction) or exchange of exchangeable shares will be equal to their fair market value at the time of such event, to be averaged with the adjusted cost base of any other shares of Solectron common stock held at that time by the holder as capital property.

      A disposition or deemed disposition of shares of Solectron common stock by a holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of those shares of Solectron common stock immediately before the disposition (see “— Taxation of Capital Gain or Capital Loss”).

     Taxation of Capital Gain or Capital Loss

      Pursuant to the Income Tax Act (Canada), a person disposing of capital property will be required to include in income for the year of disposition one-half of any capital gain (a “taxable capital gain”), and will generally be entitled to deduct one-half of any capital loss (an “allowable capital loss”) from taxable capital gains realized in the year by that person. In addition, the portion of any such allowable capital loss that is not otherwise deducted from taxable capital gains realized in the year may be deducted from taxable capital gains realized in any of the three preceding years or any subsequent year to the extent and in the circumstances described in the Income Tax Act (Canada). Any such capital loss may, in certain circumstances, be reduced by the amount of any dividends, including deemed dividends, that have been received by that person on such shares to the extent and in the manner provided for in the Income Tax Act (Canada).

      Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares, or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns such shares.

      Capital gains realized by an individual or certain trusts may give rise to alternative minimum tax under the Income Tax Act (Canada). A “Canadian-controlled private corporation” (as defined in the Income Tax Act (Canada)) may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

     Foreign Property Information Reporting

      In general, a “specified Canadian entity” (as defined in the Income Tax Act (Canada)) for a taxation year or fiscal period whose total cost amount of “specified foreign property” (as defined in the Income Tax Act (Canada)) at any time in the year or fiscal period exceeds Cdn$100,000 is required to file an information return for the year or period disclosing prescribed information, including the cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With some exceptions, a taxpayer resident in Canada in the year will be a specified Canadian entity. Shares of Solectron common stock will constitute specified foreign property to a holder. Accordingly, holders of shares of Solectron common stock should consult their own advisors regarding compliance with these rules.

     Proposed Amendments Relating to Foreign Investment Entities

      On August 2, 2001 the Canadian Minister of Finance released revised draft legislation addressing the taxation of investments in non-resident entities called “foreign investment entities”. In general, the proposed rules would apply to persons owning shares (or rights to acquire shares) of a foreign investment entity that are not “exempt interests” as defined. If Solectron is a “foreign investment entity”, shares of Solectron common stock would potentially be subject to the proposed rules unless they constitute “exempt interests”. Under the current proposal, the proposed rules will initially take effect for a holder’s 2002 taxation year. The proposed rules would require an annual determination of whether Solectron is a “foreign investment entity” and (if so) whether the shares of Solectron common stock satisfy the “exempt interest” exemption referred to above.

      For the 2002 taxation year and subsequent taxation years, if Solectron is a “foreign investment entity” at the end of a given taxation year and shares of Solectron common stock are not “exempt interests”, a person who continues to hold shares of Solectron common stock would be required on an annual basis to include in (or deduct from) income any increase (or decrease) in the value of those shares of Solectron common stock during the year. The taxation of any capital gain that has accrued to December 31, 2001 on those shares of Solectron common stock will be deferred until they are disposed of. Dividends received or deemed to be received by the holder on shares of Solectron common stock would continue to be taxed in the manner described above under the heading “— Dividends on Shares of Solectron Common Stock”.

      Solectron would not constitute a “foreign investment entity” at a particular time, and accordingly these proposed rules would not apply to holders of shares of Solectron common stock, if at the end of Solectron’s taxation year that includes the particular time, either, (i) the “carrying value” of Solectron’s “investment property” is not greater than one-half of the “carrying value” of all of its property, or (ii) Solectron’s principal business is not an “investment business” under these new rules. Solectron has advised counsel that it believes that it is not a “foreign investment entity” immediately following the completion of the arrangement.

      In any event, these rules will not apply to a holder as long as the holder’s shares of Solectron common stock constitute “exempt interests”. A holder’s shares of Solectron common stock will constitute “exempt interests” as long as Solectron is a resident of the United States and the shares of Solectron common stock are widely held and actively traded and listed on a prescribed stock exchange (which currently includes the New York Stock Exchange) throughout the period during which the holder holds them, unless it is reasonable to conclude that the holder had a tax avoidance motive in acquiring the shares of Solectron common stock. Based on a certificate of an officer of Solectron, counsel is of the view that, as of the date hereof, Solectron is a resident of the United States and the shares of Solectron common stock are widely held and actively traded. For these purposes, a holder will be considered to have a tax avoidance motive in acquiring shares of Solectron common stock if one of the main reasons for acquiring shares of Solectron common stock includes obtaining a benefit attributable to income derived from “investment property”, to profits or gains from the disposition of “investment property” or to an increase in value of “investment property” and the deferral or reduction of tax that would have been payable by the holder had such holder realized such income, profits or gains.

      The determination of whether Solectron is a “foreign investment entity” and whether shares of Solectron common stock constitute “exempt interests” must be made on an annual basis at the end of Solectron’s taxation year. Although no assurances can be given in this regard, Solectron has advised counsel that it is not aware of any circumstances that would cause it to become a “foreign investment entity” or that would cause the relevant factors used in determining the status of shares of Solectron common stock as “exempt interests” (which are based on Solectron’s residence and the listing, holding and trading of shares of Solectron common stock) to change.

     Eligibility for Investment in Canada

      Shares of Solectron common stock will be qualified investments under the Income Tax Act (Canada) for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans, provided such shares remain listed on the New York Stock Exchange (or are listed on another prescribed stock exchange). Shares of Solectron common stock will be foreign property under the Income Tax Act (Canada) for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds, deferred profit sharing plans or for certain other persons to whom Part XI of the Income Tax Act (Canada) is applicable.

United States Federal Income Tax Consequences to Non-U.S. Holders

      In the opinion of Wilson Sonsini Goodrich & Rosati, P.C., U.S. tax counsel to Solectron, the following describes the material United States federal income tax consequences to Non-U.S. Holders (as defined below) who receive Solectron common stock upon the exchange or redemption of exchangeable shares and who subsequently dispose of such shares. U.S. Holders (as defined below) who acquire exchangeable shares should consult their own tax advisors as to the U.S. tax consequences of owning and disposing of such shares.

      This discussion is limited to Non-U.S. Holders who hold their exchangeable shares as capital assets. It does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	controlled foreign corporations;

•	passive foreign investment companies;

•	foreign personal holding companies; or

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

      This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this document may affect the tax consequences described herein.

      Accordingly holders are urged to consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

      As used herein, the term “Non-U.S. Holder” means any person who holds exchangeable shares other than a person who is a U.S. Holder. The term “U.S. Holder” means a beneficial owner of exchangeable shares that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, in general, if (x) it is subject to the primary supervision of a United States court and the control of one or more United States persons or (y) it has made an election to be treated as a United States person.

The term “U.S. Holder” also includes certain former citizens and residents of the United States. If a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

     Exchange of Exchangeable Shares for, and Sale of, Shares of Solectron Common Stock

      A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized as a result of an exchange of exchangeable shares for Solectron common stock or on any gain realized as a result of a subsequent sale of Solectron common stock, unless (i) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder in the United States; or (ii) in the case of gain recognized by an individual Non-U.S. Holder, such individual is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met. Non-U.S. Holders meeting either (i) or (ii) above will generally be taxed in the same manner as U.S. holders. It is expected that such Non-U.S. Holders will recognize taxable gain or loss equal to the difference between the amount realized on the exchange and the holder’s adjusted tax basis in the exchangeable shares or in the Solectron common stock, as applicable. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the exchange the exchangeable shares or the Solectron common stock, as applicable, have been held for more than one year. Non-U.S. Holders meeting (i) or (ii) above are urged to consult their tax advisors.

     Dividends Paid on Shares of Solectron Common Stock and Exchangeable Shares

      Dividends on Shares of Solectron Common Stock. Dividends, if any, paid to a Non-U.S. Holder of Solectron common stock will generally be subject to United States withholding tax at a rate of 30%, or such lower rate as provided by an applicable treaty between the United States and the country of residence of the Non-U.S. Holder, unless the dividends are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, are attributable to a permanent establishment of the Non-U.S. Holder in the United States. Non-U.S. Holders receiving such effectively connected dividends generally will be taxed in the same manner as U.S. Holders, at ordinary United States federal income tax rates. A Non-U.S. Holder may be required to satisfy certain certification requirements to claim treaty benefits or otherwise claim a reduction of, or exemption from, the United States withholding tax described above. Any effectively connected income of a corporate Non-U.S. Holder may be subject to an additional “branch profits tax.”

      Dividends on Exchangeable Shares. At the current time, Solectron and its affiliates do not intend to withhold any amounts in respect of United States withholding tax from dividends, if any, paid with respect to the exchangeable shares. However, no statutory, judicial or administrative authority exists that directly addresses the United States federal income tax treatment of the exchangeable shares and, therefore, such treatment is subject to significant uncertainty. If dividends on the exchangeable shares were determined to constitute income from United States sources, Non-U.S. Holders of exchangeable shares likely would be subject to United States withholding tax at a rate of 30%, or such lower rate as provided by an applicable treaty between the United States and the country of residence of the Non-U.S. Holder.

      Under the Canada-United States Income Tax Treaty, dividends from United States sources distributed to residents of Canada are subject to a maximum withholding rate of 15%.

     Backup Withholding and Information Reporting

      Generally, Solectron or any other appropriate person must report annually to the Internal Revenue Service (the “IRS”) the amount of dividends paid to or proceeds received by the recipient from the sale of Solectron’s stock, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

      United States backup withholding tax is imposed on applicable payments to persons that fail to establish that they are entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. This backup withholding tax is imposed at a rate of 30.5% through December 31, 2001, and at a rate of 30% during 2002 and 2003, with further reductions thereafter. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

LEGAL MATTERS

      The validity of the shares of common stock offered pursuant to this prospectus has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain Canadian federal income tax consequences are being passed upon for us by Osler, Hoskin & Harcourt LLP, and certain United States tax consequences are being passed upon for us by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation.

EXPERTS

      The consolidated financial statements and schedule of Solectron Corporation as of August 31, 2001 and 2000, and for each of the years in the three-year period ended August 31, 2001, have been incorporated by reference herein and in the registration statement of which this prospectus is a part in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Securities and Exchange Commission allows us to “incorporate by reference” certain information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except for information incorporated by reference which is superseded by information contained in this prospectus, any prospectus supplement or any document that we subsequently filed with the Commission that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document that is incorporated or deemed to be incorporated by reference will be deemed to have been modified or superseded to the extent that any statement contained in any document that we subsequently filed with the Commission that also is incorporated or deemed to be incorporated by reference or any statement in the accompanying prospectus supplement modifies or supersedes that statement. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete.

a. Our Annual Report on Form 10-K for the fiscal year ended August 31, 2001;

b. Our Current Report on Form 8-K filed on September 18, 2001;

c. Our Definitive Proxy Statement for the Annual Meeting of Stockholders held on January 18, 2001, filed December 11, 2000;

d. The description of our preferred stock rights agreement contained in our Registration Statement on Form 8-A filed with the Commission on July 13, 2001, and any amendment or report filed for the purpose of updating such description; and

e. The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on July 18, 1988, and any amendment or report filed for the purpose of updating such description.

      We will provide copies of these filings to you, at no cost, upon your written or oral request at the following address or telephone number:

Kiran Patel

777 Gibraltar Drive
Milpitas, California 95035
(408) 957-8500.

      For additional information about how to obtain copies of our filings with the Securities and Exchange Commission, see “Where You Can Find More Information” in the next section.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934, and accordingly we file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of those reports, proxy statements and other information filed can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the following locations:

Public Reference Room Judiciary Plaza Room 1024 450 Fifth Street, N.W. Washington, D.C., 20549	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

      Information about the Public Reference Room is available at 1-800-SEC-0300.

      Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the United States Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at the above number. In addition, our reports, proxy statements and other information filed electronically with the Securities and Exchange Commission are available to the public over the Internet at the Commission’s World Wide Web site at http://www.sec.gov.

      In addition, our common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected at the offices of the New York Stock Exchange located at:

New York Stock Exchange

20 Broad Street
New York, New York 10005

      We have filed with the Securities and Exchange Commission a registration statement on Form S-3 (of which this prospectus is a part) under the Securities Act of 1933, as amended, with respect to the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the shares offered by this prospectus, reference is hereby made to the registration statement and such exhibits and schedules which may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Securities and Exchange Commission.

      You should rely only on the information incorporated by reference or provided in this prospectus and any relevant prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of any security in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover of those documents.

          This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale of or offer to sell the shares made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Solectron since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

52,494,493 Shares of

Common Stock

PROSPECTUS

December 3, 2001

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

      Solectron will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee	$0	*

Printing fees and expenses	$5,000

Legal fees and expenses	$25,000

Accounting fees and expenses	$25,000

Total	$55,000

*	There are no incremental registration fees in connection with this registration statement because they were previously paid in connection with the Registrant’s registration statement on Form S-4.

Item 15.     Indemnification of Directors and Officers

      Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

      Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

      Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

      Article VI of the Bylaws of the Registrant provides in effect that, subject to certain limited exceptions, the Registrant shall indemnify its directors and officers to the extent authorized or permitted by the Delaware Corporation Law. The directors and officers of the Registrant are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Company has entered into contracts with certain of its directors providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 16.     Exhibits

Exhibit
Number		Description

2.1	—	Combination Agreement, dated as of August 8, 2001, by and among the Registrant, 3924548 Canada Inc. and C-MAC Industries Inc.(a)
2.2	—	Amendment No. 1 to the Combination Agreement, dated as of September 7, 2001, by and among the Registrant, C-MAC, 3924548 Canada Inc. and Solectron Global Services Canada Inc.(a)
2.3	—	Plan of Arrangement(b)
4.1	—	Certificate of Designation of the Powers, Designations, Preferences and Rights of Series B Preferred Stock of Solectron Corporation(b)
4.2	—	Exchangeable Share Support Agreement, dated as of December 3, 2001, by and among Solectron Corporation, 3942163 Canada Inc., Solectron Canada ULC and Solectron Global Services Canada Inc.(b)
5.1	—	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation(b)
8.1	—	Opinion of Osler, Hoskin & Harcourt LLP with respect to certain tax matters(c)
8.2	—	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation with respect to certain tax matters(c)
9.1	—	Voting and Exchange Trust Agreement, dated as of December 3, 2001, by and among Solectron Corporation, Solectron Global Services Canada Inc. and General Trust of Canada (as Trustee)(b)
23.1	—	Consent of KPMG LLP related to the financial statements of Solectron Corporation(b)
23.3	—	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
23.4	—	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 8.1)
23.5	—	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.2)

(a)	Incorporated by reference to the S-4 Registration Statement

(b)	Filed herewith

(c)	Previously filed

Item 17.     Undertakings

A.     Undertaking Pursuant to Rule 415

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

B.     Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents By Reference

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Undertaking in Respect of Indemnification

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post effective amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this third day of December, 2001.

SOLECTRON CORPORATION

By:	/s/ KIRAN PATEL

Kiran Patel
Executive Vice President and
Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this post effective amendment No. 2 to the registration statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

* Koichi Nishimura, Ph.D.	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 3, 2001

/s/ KIRAN PATEL Kiran Patel	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 3, 2001

* Winston H. Chen	Director	December 3, 2001

* Richard A. D’Amore	Director	December 3, 2001

* Charles A. Dickinson	Director	December 3, 2001

* Heinz Fridrich	Director	December 3, 2001

* William A. Hasler	Director	December 3, 2001

* Kenneth E. Haughton, Ph.D.	Director	December 3, 2001

* Dr. Paul R. Low	Director	December 3, 2001

* Osamu Yamada	Director	December 3, 2001

*By: /s/ KIRAN PATEL Kiran Patel Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number		Description

2.1	—	Combination Agreement, dated as of August 8, 2001, by and among the Registrant, 3924548 Canada Inc. and C-MAC Industries Inc.(a)
2.2	—	Amendment No. 1 to the Combination Agreement, dated as of September 7, 2001, by and among the Registrant, C-MAC, 3924548 Canada Inc. and Solectron Global Services Canada Inc.(a)
2.3	—	Plan of Arrangement(b)
4.1	—	Certificate of Designation of the Powers, Designations, Preferences and Rights of Series B Preferred Stock of Solectron Corporation(b)
4.2	—	Exchangeable Share Support Agreement, dated as of December 3, 2001, by and among Solectron Corporation, 3942163 Canada Inc., Solectron Canada ULC and Solectron Global Services Canada Inc.(b)
5.1	—	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation(b)
8.1	—	Opinion of Osler, Hoskin & Harcourt LLP with respect to certain tax matters(c)
8.2	—	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation with respect to certain tax matters(c)
9.1	—	Voting and Exchange Trust Agreement, dated as of December 3, 2001, by and among Solectron Corporation, Solectron Global Services Canada Inc. and General Trust of Canada (as Trustee)(b)
23.1	—	Consent of KPMG LLP related to the financial statements of Solectron Corporation(b)
23.3	—	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
23.4	—	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 8.1)
23.5	—	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.2)

(a)	Incorporated by reference to the S-4 Registration Statement

(b)	Filed herewith

(c)	Previously filed